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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-217356

        PROSPECTUS SUPPLEMENT
(To Prospectus dated November 17, 2017)

1,750,000 Shares

WILLDAN GROUP, INC.

Common Stock

        This is a public offering of 1,750,000 shares of our common stock.

        Our common stock is listed on the Nasdaq Global Market under the symbol "WLDN." The last publicly reported sale price of our common stock on the Nasdaq Global Market on October 3, 2018 was $34.56 per share.

        On October 1, 2018, we entered into an agreement and plan of merger, or the Merger Agreement, with Lime Energy Co., or Lime Energy, to acquire, subject to certain conditions, all of the outstanding shares of capital stock of Lime Energy through a merger of one of our wholly-owned subsidiaries into Lime Energy, with Lime Energy to remain as the surviving corporation and our wholly-owned indirect subsidiary. The aggregate purchase price of the acquisition of Lime Energy is $120.0 million, subject to customary holdbacks and adjustments. We currently expect to close the acquisition of Lime Energy during the fourth quarter of 2018. This offering of our common stock is not conditioned upon the completion of the acquisition of Lime Energy. If the acquisition of Lime Energy is completed, we intend to use the net proceeds from this offering to fund a portion of the purchase price of the acquisition and for general corporate purposes, which may include the repayment of borrowings under our New Credit Facilities (as defined herein). If the acquisition of Lime Energy is not completed, we intend to use the net proceeds from this offering for general corporate purposes.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-19 of this prospectus supplement and the risk factors included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus to read about certain factors you should consider before buying our common stock.

	Per Share	Total
Public offering price	$30.00	$52,500,000
Underwriting discounts and commissions (1)	$1.95	$3,412,500
Proceeds to us, before expenses	$28.05	$49,087,500

(1)
See "Underwriting" for a description of the compensation payable to the underwriters.

        We have granted the underwriters an option for a period of 30 days to purchase up to 262,500 additional shares of common stock from us.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of our common stock to purchasers on or about October 9, 2018.

Joint Book-Running Managers

Wedbush Securities	Roth Capital Partners

The date of this prospectus supplement is October 4, 2018.

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ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms on which we are offering and selling our common stock and important business information about us. The second part is the accompanying prospectus which contains and incorporates by reference important business and financial information about us and other information about this offering. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act").

        In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC. We are only responsible for the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein as described herein and therein, and any free writing prospectus that we prepare and distribute. Neither we nor the underwriters have authorized anyone to provide you with any information other than what is contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any such free writing prospectus. Neither we nor the underwriters are making an offer to sell, or soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus prepared by us is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus supplement and the accompanying prospectus form a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

        Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described under the caption "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus.

        If the description of this offering and our business varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

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        Unless otherwise expressly indicated or the context other requires, all references in this prospectus supplement and the accompanying prospectus to "Willdan," the "Company," "we," "us," "our" or similar references refer to Willdan Group, Inc. and its subsidiaries. Our name, our logo, and other trademarks or service marks of ours appearing in this prospectus supplement and the accompanying prospectus are the property of Willdan. Unless otherwise expressly indicated or the context other requires, all references in this prospectus supplement to "Lime Energy" refer to Lime Energy Co. and its subsidiaries.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed our registration statement on Form S-3 with the SEC under the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov. These documents may also be accessed on our web site at www.willdan.com. Information contained on our web site is not incorporated by reference into this prospectus supplement and you should not consider information contained on our web site to be part of this prospectus supplement.

        This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us as indicated above.

INFORMATION WE INCORPORATE BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. We incorporate by reference in this prospectus supplement the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

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    our Annual Report on Form 10-K for the fiscal year ended December 29, 2017 (filed with the SEC on March 9, 2018), including the information specifically incorporated by reference into such report from our Definitive Proxy Statement on Schedule 14A (filed with the SEC on April 20, 2018);

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    our Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2018 and June 29, 2018 (filed with the SEC on May 4, 2018 and August 3, 2018, respectively);

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    •
    our Current Reports on Form 8-K filed with the SEC on March 8, 2018 (with respect to Items 5.02, 5.03, 8.01 and Exhibit 3.1 of 9.01(d) only), June 15, 2018, July 17, 2018 and October 3, 2018 (with respect to Items 1.01, 1.02, 2.03, 3.03, 8.01, 9.01(a), 9.01(b) and Exhibits 2.1, 10.1, 10.2, 23.1, 23.2, 23.3, 99.2, 99.3, 99.4, 99.5, 99.6, 99.7, 99.8 and 99.9 of 9.01(d) only); and

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    the description of our common stock in our Current Report on Form 8-K filed with the SEC on April 18, 2017, including any amendments and reports filed for the purpose of updating such description.

        We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offerings under this prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

        We will provide to each person, including any beneficial owner, to whom a prospectus (or a notice of registration in lieu thereof) is delivered a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus supplement) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:

Willdan Group, Inc.
Attn: Chief Financial Officer
2401 East Katella Avenue, Suite 300
Anaheim, California 92806
(800) 424-9144

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, including the documents incorporated by reference herein, may contain or incorporate forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements concern our business, operations and financial performance and condition as well as our plans, objectives and expectations for our business operations and financial performance and condition, which are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus supplement, including the documents incorporated by reference herein, are forward-looking statements. These statements may include words such as "aim," "anticipate," "assume," "believe," "can have," "could," "due," "estimate," "expect," "goal," "intend," "likely," "may," "objective," "plan," "potential," "positioned," "predict," "should," "target," "will," "would" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events or trends. For example, all statements we make relating to our plans and objectives for future operations, growth or initiatives and strategies are forward-looking statements.

        These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management's beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results.

        All of our forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from our expectations. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to:

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    our ability to complete our pending acquisition of Lime Energy and, if completed, to obtain the anticipated benefits therefrom;

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    our ability to satisfy the conditions precedent to borrowing under the Delayed Draw Term Loan Facility (as defined herein);

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    our ability to adequately complete projects in a timely manner;

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    our ability to compete successfully in the highly competitive energy market;

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    changes in state, local and regional economies and government budgets;

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    our ability to win new contracts, to renew existing contracts (including with our two primary customers and, if the acquisition of Lime Energy is completed, the two primary customers of Lime Energy) and to compete effectively for contracts awarded through bidding processes; and

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    our ability to execute on our growth strategy.

        The above is not a complete list of factors or events that could cause actual results to differ from our expectations, and we cannot predict all of them. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed throughout this prospectus supplement, the accompanying prospectus, any related free writing prospectuses and in the documents incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2017, our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2018 and June 29, 2018, and our Current Report on Form 8-K filed with the SEC on October 3, 2018, as such disclosures may

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be amended, supplemented or superseded from time to time by other reports we file with the SEC. You should evaluate all forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in the context of these risks and uncertainties.

        Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements we make. These forward-looking statements speak only as of the date of this prospectus supplement and are not guarantees of future performance or developments and involve known and unknown risks, uncertainties and other factors that are in many cases beyond our control. Except as required by law, we undertake no obligation to update or revise any forward-looking statements publicly, whether as a result of new information, future developments or otherwise.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights the information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. Before investing in our common stock, you should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with all documents incorporated by reference herein and therein, carefully, including the cautionary statements and risk factors disclosed throughout this prospectus supplement, the accompanying prospectus, any related free writing prospectuses and in the documents incorporated by reference herein. See "Information We Incorporate By Reference" above.

Our Company

        We are a provider of professional technical and consulting services to utilities, private industry and public agencies at all levels of government. We enable our clients to realize cost and energy savings by providing a wide range of specialized services. We seek to establish close working relationships with our clients and expand the breadth and depth of the services we provide to them over time. We operate our business through a nationwide network of offices spread across 19 states and the District of Columbia. Our business with public and private utilities is concentrated primarily in California and New York and our business with public agencies is concentrated in California, New York and Arizona. We also serve special districts, school districts, a range of public agencies and private industry.

        We operate within two segments for financial reporting purposes, Energy and Engineering and Consulting.

        Our Energy segment consists of the business of our subsidiary, Willdan Energy Solutions ("WES"), which offers energy efficiency and sustainability consulting services to utilities, public agencies and private industry under a variety of business names, including Willdan Lighting & Electric, Abacus Resource Management Company, 360 Energy Engineers, LLC, Genesys Engineering, P.C., Integral Analytics, Inc. and Newcomb Anderson McCormick, Inc. This segment is currently our largest segment based on contract revenue, representing approximately 69.1% and 74.1% of our consolidated contract revenue for the six months ended June 29, 2018 and June 30, 2017, respectively.

        Our Engineering and Consulting segment includes the operations of our subsidiaries, Willdan Engineering, Willdan Infrastructure, Public Agency Resources, Willdan Financial Services and Willdan Homeland Solutions. Willdan Engineering provides civil engineering-related construction management, building and safety, city engineering, city planning, geotechnical, material testing and other engineering consulting services to our clients. Willdan Infrastructure provides engineering services to larger rail, port, water, mining and other civil engineering projects. Public Agency Resources primarily provides staffing to Willdan Engineering. Willdan Financial Services provides economic and financial consulting to public agencies. Willdan Homeland Solutions provides national preparedness and interoperability services and communications and technology solutions. Contract revenue for the Engineering and Consulting segment represented approximately 30.9% and 25.9% of our consolidated contract revenue for the six months ended June 29, 2018 and June 30, 2017, respectively.

        We were founded in 1964 and Willdan Group, Inc., a Delaware corporation, was formed in 2006 to serve as our holding company. Historically, our clients have been public agencies in communities with populations ranging from 10,000 to 300,000 people. We believe communities of this size are underserved by large outsourcing companies that tend to focus on securing large federal and state projects and private sector projects. Since expanding into energy efficiency services, our client base has grown to include investor-owned and other public utilities as well as substantial energy users in government and business.

        Since December 31, 2014, we have successfully completed six acquisitions:

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    On January 15, 2015, we and our wholly-owned subsidiary WES acquired all of the outstanding shares of Abacus Resource Management Company, an Oregon-based energy engineering company, and substantially all of the assets of 360 Energy Engineers, LLC, a Kansas-based energy engineering company.

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    On April 3, 2015, our wholly-owned subsidiary, Willdan Financial Services, acquired substantially all of the assets of Economists LLC, a Texas-based economic analysis and financial solutions firm serving the municipal and public sectors.

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    On March 4, 2016, we and WES acquired substantially all of the assets of Genesys Engineering, P.C., a New York-based energy engineering firm.

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    On July 28, 2017, we and WES acquired Integral Analytics, Inc., a data analytics and software company.

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    On April 30, 2018, we and WES acquired Newcomb Anderson McCormick, Inc., an energy engineering and consulting company with offices in San Francisco and Los Angeles that provides clients with mechanical engineering expertise and comprehensive energy efficiency programs and services.

Pending Acquisition of Lime Energy and Related Debt Financing

        As described below under "– The Merger Agreement", on October 1, 2018, we, through two of our wholly-owned subsidiaries, entered into the Merger Agreement with Lime Energy and Luna Stockholder Representative, LLC, as representative of the participating securityholders of Lime Energy, to acquire, subject to certain conditions, all of the outstanding shares of capital stock of Lime Energy through a merger. The aggregate purchase price of the acquisition of Lime Energy is $120.0 million, subject to customary holdbacks and adjustments. We currently expect to close the acquisition of Lime Energy during the fourth quarter of 2018.

        Lime Energy designs and implements energy efficiency programs for its utility clients targeted to commercial customers of Lime Energy's utility clients. Lime Energy's programs help these businesses use less energy through the upgrade of existing equipment with new, more energy efficient equipment. This service allows the utility clients to delay investments in transmission and distribution upgrades and new power plants while cost-effectively complying with increasing environmental regulations. The same programs provide benefits to the utility clients' customers in the form of lower energy bills, improved equipment reliability, reduced maintenance costs and a better overall operating environment.

        Lime Energy has delivered energy efficiency programs for 10 of the 25 largest electric utilities and five of the 10 largest municipal utilities in the U.S. It focuses on deploying direct install energy efficiency solutions for commercial businesses to improve energy efficiency, reduce energy-related expenditures and lessen the impact of energy use on the environment. These programs include energy efficient lighting upgrades, mechanical upgrades, water conservation measures, building controls, refrigeration, pool pumps, building shell improvements and appliance recycling. Lime Energy's business energy solutions provide a cost-effective avenue for its utility clients to offer products and services to a hard-to-reach customer base, while satisfying aggressive state-mandated energy reduction goals.

        Lime Energy's business energy solutions are turnkey solutions under which it contracts with its utility clients to design and market their energy efficiency programs within a defined territory, perform the technical audits, sell the solution to the end-use customer and oversee the implementation of the energy efficiency measures. Lime Energy typically delivers these programs for its utility clients on a performance basis, where Lime Energy is only paid for delivered energy efficiency resources.

        For the fiscal year ended December 31, 2017, Lime Energy had revenues of $124.6 million, gross profit of $42.9 million and pre-tax income of $4.7 million. For the six months ended June 30, 2018, Lime Energy had revenues of $73.3 million, gross profit of $23.6 million and pre-tax income of $1.1 million. We expect revenues for Lime Energy for the fiscal year ended December 31, 2018 to be approximately $145.0 million. For the fiscal year ended December 31, 2017, revenue generated from Lime Energy's utility programs associated with Los Angeles Department of Water and Power and Duke Energy Corp. represented 67% of Lime Energy's consolidated revenue. The amounts due from these two utilities represented 43% of outstanding accounts receivable of Lime Energy as of December 31, 2017. For the six months ended June 30, 2018, these utility programs represented 69% of Lime Energy's consolidated revenue. Additionally, Lime Energy's top ten contracts accounted for 96% of its consolidated revenue in fiscal year 2017. The consolidated financial statements for Lime Energy as of and for each of the fiscal years in the three-year period ended December 31, 2017 and as of and for the six months ended June 30, 2018 and 2017 have been included in our Current Report on Form 8-K filed with the SEC on October 3, 2018 and are incorporated by reference herein.

        The proposed acquisition of Lime Energy is a continuation of our growth strategy for our Energy segment. We commenced providing energy services with the creation of our subsidiary, WES, and its acquisition of Intergy Corporation in fiscal year 2008. Since then, we have grown our Energy segment through organic growth and through the acquisitions by WES of all of the capital stock or substantially all of the assets of Abacus Resource Management Company and 360 Energy Engineers, LLC in January 2015, Genesys Engineering, P.C. in March 2016, Integral Analytics, Inc. in July 2017 and Newcomb Anderson McCormick, Inc. in April 2018.

        Through WES and its subsidiaries, we provide specialized, innovative, comprehensive energy solutions to businesses, utilities, state agencies, municipalities, and non-profit organizations in the U.S. Our experienced engineers, consultants and staff help our clients realize cost and energy savings by tailoring efficient and cost-effective solutions to assist them in optimizing their energy spend. Our energy services include comprehensive surveys, program design, master planning, benchmarking analyses, design engineering, construction management, performance contracting, installation, alternative financing, and measurement and verification services.

        We believe the acquisition of Lime Energy will further expand our presence in the energy services market and enhance our product offerings. The acquisition of Lime Energy will provide us the opportunity to diversify our geographical presence, including in the southeastern and mid-Atlantic regions of the United States where we currently have limited operations. The transaction will also expand our utility customer base, as Lime Energy delivers energy efficiency programs to some of the largest electric utilities that are not currently our clients. In addition, we believe that the acquisition of Lime Energy will better position us to take advantage of the anticipated upcoming expansions in energy efficiency budgets and contracts in California and the Northeastern United States. Specifically, based on 2018 budget information provided in decisions by the California Public Utilities Commission, we believe that the California market for energy efficiency will be approximately $900 million for 2018. Of this, based on the same sources, we believe that approximately $180 million in contracts are currently outsourced to approximately 100 contractors. Assuming the annual California market for energy efficiency remains constant through 2020, we believe that the amount of such work outsourced will increase to approximately $540 million by 2020 and we expect the number of contractors engaged for this work to decrease during this period. With the addition of Lime Energy and its relationships, we believe that we will be better positioned to pursue such opportunities.

        Merger Agreement

        On October 1, 2018, we entered into the Merger Agreement to acquire, subject to certain conditions, all of the outstanding shares of capital stock of Lime Energy through a merger of one of our wholly-owned subsidiaries into Lime Energy, with Lime Energy to remain as the surviving corporation and our wholly-owned indirect subsidiary. The aggregate purchase price of the acquisition of Lime Energy is $120.0 million, subject to customary holdbacks and adjustments, including a portion of the purchase price to be deposited into escrow accounts to secure potential post-closing obligations of the participating securityholders.

        We currently expect to close the acquisition of Lime Energy during the fourth quarter of 2018. Lime Energy's stockholders holding more than 75% of the combined voting power of the outstanding shares of capital stock of Lime Energy have adopted the Merger Agreement by written consent. The closing is subject to the satisfaction or waiver of certain customary conditions, including obtaining clearance under the Hart-Scott-Rodino Antitrust Improvements Act. There is no assurance that we will complete the acquisition of Lime Energy on the terms provided for in the Merger Agreement, or at all.

        The Merger Agreement contains customary representations and warranties regarding Lime Energy and its subsidiaries. The Merger Agreement also contains customary covenants, including covenants regarding the conduct of Lime Energy's business between signing and closing of the acquisition, indemnification provisions and other provisions customary for acquisitions of this nature.

        Lime Energy may terminate the Merger Agreement if we fail to close the acquisition within two business days after the date the closing is required to take place and such failure arises from our failure to receive the proceeds from the New Credit Facilities described below or our refusal to accept a new financing commitment that provides for at least the same amount of financing as the New Credit Facilities and on terms that are not materially less favorable to us than the New Credit Facilities, provided that the closing conditions under the Merger Agreement are otherwise satisfied or waived. If Lime Energy terminates the Merger Agreement as a result of the preceding sentence, and the closing conditions under the Merger Agreement are otherwise satisfied or waived, we must pay Lime Energy a reverse termination fee of $3.6 million.

        Either Lime Energy or we may terminate the Merger Agreement, among other reasons, if the acquisition is not completed by December 31, 2018 or if the other party is in breach of any representation, warranty or covenant in the Merger Agreement, which cannot be or has not been cured within thirty days after the giving of written notice.

        The foregoing description of the Merger Agreement has been provided solely to inform investors of its terms. A copy of the Merger Agreement is included as an exhibit to our Current Report on Form 8-K filed on October 3, 2018, which is incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, us. Our stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Lime Energy or us or any of their or our subsidiaries or affiliates.

        New Credit Facilities

        On October 1, 2018, in connection with signing the Merger Agreement, we entered into a credit agreement, or the Credit Agreement, with a syndicate of financial institutions as lenders and BMO Harris Bank, N.A., or BMO, as administrative agent. The Credit Agreement provides for up to a $90.0 million delayed draw term loan facility, or the Delayed Draw Term Loan Facility, and a $30.0 million revolving credit facility, collectively referred to herein as the New Credit Facilities, each maturing on October 1, 2023. The amount available for borrowing under the Delayed Draw Term Loan Facility will be reduced by the net proceeds from any equity offering completed by us prior to any borrowings under such facility but, in no event, will the amount available for borrowing be less than $70.0 million. The size of the new revolving credit facility will not change based on completing equity offerings or the completion of the proposed acquisition of Lime Energy. We may borrow under the Delayed Draw Term Loan Facility until December 31, 2018; provided that we must satisfy certain conditions, including, but not limited to, that:

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    no default has occurred under the Credit Agreement and is continuing or would occur as a result of the acquisition of Lime Energy and borrowings under the Credit Agreement;

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    the acquisition of Lime Energy has been approved by the board of directors and the requisite percentage of stockholders of Lime Energy (both of which have already occurred), and all necessary legal and regulatory approvals with respect to the acquisition have been obtained;

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    there is no injunction, temporary restraining order, or other legal action in effect that would prohibit the closing of the acquisition of Lime Energy or the closing and funding under the Credit Agreement;

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    the acquisition of Lime Energy has been completed pursuant to the Merger Agreement without giving effect to any amendment, modification or waiver to the Merger Agreement that would materially and adversely affect our financial condition or our ability to perform our obligations under the Credit Agreement;

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    Lime Energy and its subsidiaries (other than inactive subsidiaries) have been or concurrently with the making of the Delayed Draw Term Loan Facility will be added as subsidiary guarantors to the Credit Agreement;

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    after giving effect to the acquisition of Lime Energy and borrowings under the Credit Agreement, we, on a consolidated basis, are solvent, able to pay debts as they become due, and have sufficient capital to carry on our business and all businesses in which we are about to engage;

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    since December 31, 2017, there has been no change in the condition (financial or otherwise) or business prospects of Lime Energy and its subsidiaries except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a material adverse effect; and

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    we have certified that our adjusted EBITDA (as defined in the Credit Agreement) for the most recently ended twelve months is at least $32.8 million and that our consolidated total leverage ratio on the closing date of the acquisition of Lime Energy does not exceed 4.00 to 1.00 calculated based on such adjusted EBITDA, provided that calculations are made on a pro forma basis after giving effect to the acquisition of Lime Energy and borrowings under the Credit Agreement in connection therewith.

        If we are unable to satisfy the conditions precedent to borrow under the Delayed Draw Term Loan Facility and cannot secure alternative financing sources, we would not be able to complete the acquisition of Lime Energy.

        Subject to satisfying certain conditions, we have the right to add an incremental term loan facility or increase the aggregate commitment under the revolving credit facility by an aggregate amount of up to $30.0 million. The Credit Agreement replaces our existing credit agreement with BMO, which, in various forms, had been in place since 2014.

        The New Credit Facilities bear interest at a rate equal to either, at our option, (i) the highest of the prime rate, the Federal Funds Rate plus 0.50% or one-month LIBOR plus 1.00%, or the Base Rate, or (ii) LIBOR, in each case plus an applicable margin ranging from 0.25% to 3.00% with respect to Base Rate borrowings or 1.25% to 4.00% with respect to LIBOR borrowings. The applicable margin is based upon our consolidated total leverage ratio. We will also pay a commitment fee for the unused portion of the revolving credit facility, which ranges from 0.20% to 0.40% per annum depending on our consolidated total leverage ratio, and fees on the face amount of any letters of credit outstanding under the revolving credit facility, which range from 0.94% to 4.00% per annum, in each case, depending on whether such letter of credit is a performance or financial letter of credit and our consolidated total leverage ratio. We will pay a ticking fee on the outstanding amount of commitments for the Delayed Draw Term Loan Facility of 0.40% per year from the date of the Credit Agreement until the Delayed Draw Term Loan Facility is drawn or the commitments thereunder are terminated. The Delayed Draw Term Loan Facility will amortize quarterly in an amount equal to 10% annually, with a final payment of all then remaining principal due on the maturity date on October 1, 2023.

        Willdan Group, Inc. is the borrower under the Credit Agreement and our obligations under the Credit Agreement are guaranteed by our present and future domestic subsidiaries (other than inactive subsidiaries), including, if we complete the merger, Lime Energy and its subsidiaries (other than inactive subsidiaries). In addition, subject to certain exceptions, all such obligations are secured by substantially all of the assets of Willdan Group, Inc. and the subsidiary guarantors, including, if we complete the merger, Lime Energy and its subsidiaries (other than inactive subsidiaries).

        The Credit Agreement requires compliance with financial covenants, including a maximum total leverage ratio and a minimum fixed charge coverage ratio. The Credit Agreement also contains customary restrictive covenants, including (i) restrictions on the incurrence of additional indebtedness and additional liens on property, (ii) restrictions on permitted acquisitions and other investments and (iii) limitations on asset sales, mergers and acquisitions. Further, the Credit Agreement limits our payment of future dividends and distributions and share repurchases by us. Subject to certain exceptions, the New Credit Facilities are also subject to mandatory prepayment from (a) any issuances of debt or equity securities, (b) any sale or disposition of assets, (c) insurance and condemnation proceeds (d) representation and warranty insurance proceeds related to the Merger Agreement and (e) excess cash flow. The Credit Agreement includes customary events of default.

        We intend to use the proceeds from the New Credit Facilities, among other things, to fund a portion of the purchase price of the acquisition of Lime Energy and related transaction expenses and for general corporate purposes.

        The foregoing descriptions of the New Credit Facilities have been provided solely to inform investors of their terms. A copy of the Credit Agreement is included as an exhibit to our Current Report on Form 8-K filed on October 3, 2018, which is incorporated herein by reference.

Corporate Information

        Our principal executive office is located at 2401 East Katella Avenue, Suite 300, Anaheim, California 92806, and our telephone number is (800) 424-9144. Our website is www.willdan.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus supplement, the accompanying prospectus or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

 THE OFFERING

Common stock offered by us	1,750,000 shares.
Option to purchase additional common stock offered by us	262,500 shares.
Common stock to be outstanding after this offering	10,671,258 shares (or 10,933,758 shares if the underwriters exercise their option to purchase additional shares of our common stock in full).
Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $48.1 million (or $55.5 million if the underwriters exercise their option to purchase additional shares of our common stock in full).

If the acquisition of Lime Energy is completed, we intend to use the net proceeds of this offering to fund a portion of the purchase price of the acquisition and for general corporate purposes, which may include the repayment of borrowings under our New Credit Facilities. If the acquisition of Lime Energy is not completed, we intend to use the net proceeds for general corporate purposes. See "Use of Proceeds."
Listing	Our common stock is listed on the Nasdaq Global Market under the symbol "WLDN."
Risk factors
Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page S-19 of this prospectus supplement and the risk factors included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus to read about certain factors you should consider before buying our common stock.

        In this prospectus supplement, unless otherwise indicated, the number of shares of our common stock outstanding and the other information based thereon does not reflect, as of October 1, 2018:

    •
    1,289,550 shares of our common stock issuable upon the exercise of outstanding options; and

    •
    56,558 shares of our common stock available for future grant or subject to outstanding awards under our 2008 Performance Incentive Plan.

        Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of our common stock.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table presents our summary historical consolidated financial information. The historical consolidated financial information as of December 29, 2017 and December 30, 2016 and for each of the fiscal years ended December 29, 2017, December 30, 2016 and January 1, 2016 has been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes included in the documents incorporated by reference in this prospectus supplement. The historical consolidated financial information as of June 29, 2018 and for the six months ended June 29, 2018 and June 30, 2017 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the accompanying notes included in the documents incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and results of operations for such periods. Interim financial statements are not necessarily indicative of results that may be experienced for the full year or any future reporting period. Historical results are not necessarily indicative of results that may be expected for any future period. The summary historical consolidated financial information should also be read together with "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the documents incorporated by reference in this prospectus supplement.

	Six Months Ended
			Fiscal Year
	June 29, 2018	June 30, 2017
			2017	2016	2015
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Contract revenue	$114,428	$140,184	$273,352	$208,941	$135,103

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	22,125	22,169	44,743	39,024	31,880
Subcontractor services and other direct costs	49,613	81,571	151,919	104,236	50,200

Total direct costs of contract revenue	71,738	103,740	196,662	143,260	82,080

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	20,750	17,401	36,534	31,084	25,741
Facilities and facility related	2,595	2,243	4,624	4,085	4,246
Stock-based compensation	2,726	1,096	2,774	1,239	777
Depreciation and amortization	2,175	1,843	3,949	3,204	2,072
Other	8,265	7,334	15,105	14,525	12,657

Total general and administrative expenses	36,511	29,917	62,986	54,137	45,493

Income from operations	6,179	6,527	13,704	11,544	7,530

Other income (expense):
Interest expense, net	(53)	(65)	(111)	(179)	(207)
Other, net	19	38	98	2	18

Total other (expense) income, net	(34)	(27)	(13)	(177)	(189)

Income before income taxes	6,145	6,500	13,691	11,367	7,341
Income tax expense	627	547	1,562	3,068	3,082

Net income	$5,518	$5,953	$12,129	$8,299	$4,259

Earnings per share:
Basic	$0.63	$0.70	$1.42	$1.01	$0.54

Diluted	$0.60	$0.66	$1.32	$0.97	$0.52

Weighted-average shares outstanding:
Basic	8,775,000	8,505,000	8,541,000	8,219,000	7,834,000

Diluted	9,247,000	9,078,000	9,155,000	8,565,000	8,113,000

	Six Months Ended
			Fiscal Year
	June 29, 2018	June 30, 2017
			2017	2016	2015
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Other data:
Adjusted EBITDA (1)	$11,775	$9,812	$21,814	$16,428	$10,944
Adjusted Diluted EPS (1)	1.00	0.88	1.82	1.24	0.66
Net cash provided by operating activities	4,044	7,079	11,069	21,600	8,102
Net cash used in investing activities	(3,469)	(1,410)	(16,781)	(10,504)	(10,636)
Net cash (used in) provided by financing activities	(3,774)	(2,014)	(2,532)	(4,915)	848
Consolidated balance sheet data (at period end):
Cash and cash equivalents	$11,225	$26,323	$14,242	$22,668	$16,487
Total assets	138,155	121,662	138,172	108,347	72,345
Total indebtedness (2)	2,429	4,213	3,332	6,590	5,823
Total liabilities	58,191	62,676	67,520	58,429	34,729
Total stockholders' equity	79,964	58,986	70,652	49,918	37,616

(1)
Adjusted EBITDA and Adjusted Diluted EPS, each a non-GAAP measure, are supplemental measures used by our management to measure our operating performance. We define Adjusted EBITDA as net income (loss) plus interest expense (income), income tax expense (benefit), stock-based compensation, interest accretion, depreciation and amortization and gain on sale of equipment. We define Adjusted Diluted EPS as net income plus stock-based compensation and intangible amortization, net of tax, all divided by the diluted weighted-average shares outstanding. Adjusted Diluted EPS differs in this prospectus supplement from the similarly named non-GAAP financial measure we have previously reported in that we add back intangible amortization, net of tax. Adjusted EBITDA is not a measure of net income, and Adjusted Diluted EPS is not a measure of diluted earnings per share, determined in accordance with U.S. generally accepted accounting principles, or GAAP. We believe Adjusted EBITDA and Adjusted Diluted EPS are useful because they allow our management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-operating expenses. We use Adjusted EBITDA to evaluate our performance for, among other things, budgeting, forecasting and incentive compensation purposes. We use Adjusted Diluted EPS to evaluate our operating performance. Adjusted EBITDA and Adjusted Diluted EPS have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income (loss) or diluted earnings per share as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA and Adjusted Diluted EPS are significant components in understanding and assessing a company's financial performance, such as a company's costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. Our definition of Adjusted EBITDA or Adjusted Diluted EPS may also differ from those of many companies reporting similarly named measures in that we add back intangible amortization, net of tax. We believe Adjusted EBITDA and Adjusted Diluted EPS are useful to investors, research analysts, investment bankers and lenders because they remove the impact of certain non-operational items from our operational results, which may facilitate comparison of its results from period to period.

  The following is a reconciliation of net income to Adjusted EBITDA:

	Six Months Ended
			Fiscal Year
	June 29, 2018	June 30, 2017
			2017	2016	2015
	(Unaudited)
	(Dollars in thousands)
Net income	$5,518	$5,953	$12,129	$8,299	$4,259
Interest expense	53	65	111	179	207
Income tax expense	627	547	1,562	3,068	3,082
Stock-based compensation	2,726	1,096	2,774	1,239	777
Interest accretion (a)	622	281	1,156	439	547
Depreciation and amortization	2,243	1,870	4,082	3,204	2,072
Gain on sale of equipment	(14)	—	—	—	—

Adjusted EBITDA	$11,775	$9,812	$21,814	$16,428	$10,944

  (a)
  Interest accretion represents the imputed interest on the earn-out payments payable by us in connection with the acquisitions of Abacus Resource Management Company and Economists.com, LLC, and substantially all of the assets of 360 Energy Engineers, LLC in January 2015, the acquisition of Integral Analytics, Inc. in July 2017 and Newcomb Anderson McCormick, Inc. in April 2018.

  The following is a reconciliation of net income to Adjusted Net Income and Adjusted Diluted EPS:

	Six Months Ended
			Fiscal Year
	June 29, 2018	June 30, 2017
			2017	2016	2015
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Net income	$5,518	$5,953	$12,129	$8,299	$4,259
Stock-based compensation	2,726	1,096	2,774	1,239	777
Intangible amortization	1,400	1,096	2,426	1,924	1,171
Tax effect of stock-based compensation and intangible amortization	(421)	(184)	(593)	(854)	(818)

Adjusted net income	$9,223	$7,961	$16,736	$10,608	$5,389

Diluted weighted-average shares outstanding	9,247,000	9,078,000	9,155,000	8,565,000	8,113,000

Diluted earnings per share	$0.60	$0.66	$1.32	$0.97	$0.52
Stock-based compensation per share	0.29	0.12	0.30	0.14	0.10
Intangible amortization per share	0.15	0.12	0.26	0.22	0.14
Tax effect on stock-based compensation and intangible amortization per share	(0.04)	(0.02)	(0.06)	(0.09)	(0.10)

Adjusted Diluted EPS	$1.00	$0.88	$1.82	$1.24	$0.66

(2)
Total indebtedness includes, as of certain dates, amounts outstanding under our revolving credit facility, notes payable that we issued in prior acquisitions and capital lease obligations. Total indebtedness does not include the earn-out payments that were payable in connection with some of our prior acquisitions.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following tables present our summary unaudited pro forma condensed combined financial information as of and for the six months ended June 29, 2018 and for the fiscal year ended December 29, 2017. The unaudited pro forma condensed combined financial information for the six months ended June 29, 2018 gives effect to the acquisition of Lime Energy, this offering of our common stock and the use of proceeds therefrom and borrowings under the New Credit Facilities, assuming each had occurred on December 30, 2017. The unaudited pro forma condensed combined financial information for the fiscal year ended December 29, 2017 gives effect to the acquisition of Lime Energy, this offering of our common stock and the use of proceeds therefrom and borrowings under the New Credit Facilities, assuming each had occurred on December 31, 2016. The unaudited pro forma condensed combined balance sheet data as of June 29, 2018 gives effect to the acquisition of Lime Energy, this offering of our common stock and the use of proceeds therefrom and borrowings under the New Credit Facilities, assuming each had occurred on June 29, 2018.

        The summary unaudited pro forma condensed combined financial information does not purport to be indicative of the financial position or results of operations that would have been reported had the acquisition of Lime Energy, this offering of our common stock and the use of proceeds therefrom and borrowings under the Credit Agreement actually been effected on the dates indicated, or at all, or which may be reported in the future. The summary unaudited pro forma condensed combined financial information does not reflect any revenue enhancements or cost savings from synergies that may be achieved with respect to the acquisition of Lime Energy, or the impact of non-recurring items directly related to the acquisition and the related debt financing. Although our management believes the assumptions used in preparing the summary unaudited pro forma condensed combined financial information were reasonable as of the date of this prospectus supplement, these assumptions may not prove to be correct. As a result, actual results could differ materially. The summary unaudited pro forma condensed combined financial information should be read together with our consolidated financial statements and the consolidated financial statements of Lime Energy and their respective accompanying notes included in our Current Report on Form 8-K filed with the SEC on October 3, 2018 along with our other documents incorporated by reference in this prospectus supplement.

 WILLDAN GROUP, INC. AND SUBSIDIARIES
Pro Forma Condensed Combined Statements of Operations
(Unaudited)

	Willdan Group, Inc. Historical	Lime Energy Co. Historical
	Six Months Ended June 29, 2018	Six Months Ended June 30, 2018	Pro Forma Adjustments		Willdan Group, Inc. Pro Forma Combined
	(Dollars in thousands, except per share amounts)
Contract revenue	$114,428	$73,303	$—		$187,731

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	22,125	—	6,385	(a)	28,510
Subconsultant services and other direct costs	49,613	49,711	(250)	(b)	99,074

Total direct costs of contract revenue	71,738	49,711	6,135		127,584

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	20,750	—	7,689	(c)	28,439
Facilities and facilities related	2,595	—	756	(c)	3,351
Stock-based compensation	2,726	—	285	(c)	3,011
Depreciation and amortization	2,175	167	3,805	(d)	6,147
Other	8,265	20,386	(15,670)	(e)	12,981

Total general and administrative expenses (income)	36,511	20,553	(3,135)		53,929

Income (loss) from operations	6,179	3,039	(3,000)		6,218

Other income (expense):
Interest income	—	213	—		213
Interest (expense)	(53)	(1,363)	(632)	(f)	(2,048)
Other, net	19	(794)	794	(g)	19

Total other (expense)	(34)	(1,944)	162		(1,816)

Income (loss) before income taxes	6,145	1,095	(2,838)		4,402
Income tax expense (benefit)	627	3	(795)	(h)	(165)

Net income (loss)	$5,518	$1,092	$(2,043)		$4,567

Earnings per share:
Basic	$0.63				$0.43

Diluted	$0.60				$0.42

Weighted-average shares outstanding:
Basic	8,775,000		1,750,000		10,525,000

Diluted	9,247,000		1,750,000		10,997,000

(a)
Reflects reclassification from Subconsultant services and other direct costs and Other in General and administrative expenses to conform the presentation of Lime Energy's financial information to Willdan's presentation.

(b)
Reflects reclassification to Salaries and wages under Direct costs of contract revenue to conform the presentation of Lime Energy's financial information to Willdan's presentation.

(c)
Reflects reclassification from Other in General and administrative expenses to conform the presentation of Lime Energy's financial information to Willdan's presentation.

(d)
Reflects $3.0 million of amortization expenses attributable to intangible assets assumed to be acquired as part of the acquisition and reclassification of $0.8 million from Other in General and administrative expenses to conform the presentation of Lime Energy's financial information to Willdan's presentation.

(e)
Reflects reclassification to Salaries and wages under Direct costs of contract revenue, Salaries and wages under General and administrative expenses, Facilities and facilities related expenses, Stock-based compensation and Depreciation and amortization to conform the presentation of Lime Energy's financial information to Willdan's presentation.

(f)
Reflects expected interest expense after repayment of the outstanding debt of Lime Energy in connection with the acquisition of Lime Energy and anticipated borrowings under the New Credit Facilities to finance the acquisition. Assumes Willdan will not borrow under the new revolving credit facility and will borrow $70.0 million under the Delayed Draw Term Loan Facility. The interest expense for borrowings under the New Credit Facilities is based on an expected interest rate of 5.39%, which assumes LIBOR as of October 1, 2018, plus an applicable margin of 3.00% based on Willdan's expected consolidated leverage ratio after the acquisition of Lime Energy. Borrowings under the New Credit Facilities will bear interest at a rate equal to either, at Willdan's option, (i) the highest of the prime rate, the Federal Funds Rate plus 0.50% or one-month LIBOR plus 1.00% ("Base Rate") or (ii) LIBOR, in each case plus an applicable margin ranging from 0.25% to 3.00% with respect to Base Rate borrowings or 1.25% to 4.00% with respect to LIBOR borrowings. The applicable margin will be based upon Willdan's consolidated total leverage ratio. A change of 12.5 basis points in the interest rate would change interest expense for the period shown by $43,500.

(g)
Represents elimination of gain from change in derivative liability from related party due to extinguishment of convertible debt held by a substantial stockholder of Lime Energy in connection with the acquisition.

(h)
Represents the income tax impact of the pro forma adjustments based on the federal statutory rate of 28.0%.

WILLDAN GROUP, INC. AND SUBSIDIARIES
Pro Forma Condensed Combined Statements of Operations
(Unaudited)

	Willdan Group, Inc. Historical	Lime Energy Co. Historical
	Fiscal Year Ended December 29, 2017	Fiscal Year Ended December 31, 2017	Pro Forma Adjustments		Willdan Group, Inc. Pro Forma Combined
	(Dollars in thousands, except per share amounts)
Contract revenue	$273,352	$124,595	$—		$397,947

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	44,743	—	10,736	(a)	55,479
Subconsultant services and other direct costs	151,919	81,732	(278)	(b)	233,373

Total direct costs of contract revenue	196,662	81,732	10,458		288,852

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	36,534	—	14,123	(c)	50,657
Facilities and facilities related	4,624	—	1,626	(c)	6,250
Stock-based compensation	2,774	—	332	(c)	3,106
Depreciation and amortization	3,949	1,693	7,410	(d)	13,052
Other	15,105	36,536	(27,949)	(e)	23,692

Total general and administrative expenses (income)	62,986	38,229	(4,458)		96,757

Income (loss) from operations	13,704	4,634	(6,000)		12,338

Other income (expense):
Interest income	—	429	—		429
Interest (expense)	(111)	(2,568)	(1,419)	(f)	(4,098)
Other, net	98	2,294	(2,294)	(g)	98

Total other (expense)	(13)	155	(3,713)		(3,571)

Income (loss) before income taxes	13,691	4,789	(9,713)		8,767
Income tax expense (benefit)	1,562	127	(2,720)	(h)	(1,031)

Net income (loss)	$12,129	$4,662	$(6,993)		$9,798

Earnings per share:
Basic	$1.42				$0.95

Diluted	$1.32				$0.90

Weighted-average shares outstanding:
Basic	8,541,000		1,750,000		10,291,000

Diluted	9,155,000		1,750,000		10,905,000

(a)
Reflects reclassification from Subconsultant services and other direct costs and Other in General and administrative expenses to conform the presentation of Lime Energy's financial information to Willdan's presentation.

(b)
Reflects reclassification to Salaries and wages under Direct costs of contract revenue to conform the presentation of Lime Energy's financial information to Willdan's presentation.

(c)
Reflects reclassification from Other in General and administrative expenses to conform the presentation of Lime Energy's financial information to Willdan's presentation.

(d)
Reflects $6.0 million of amortization expenses attributable to intangible assets assumed to be acquired as part of the acquisition and reclassification of $1.4 million from Other in General and administrative expenses to conform the presentation of Lime Energy's financial information to Willdan's presentation.

(e)
Reflects reclassification to Salaries and wages under Direct costs of contract revenue, Salaries and wages under General and administrative expenses, Facilities and facilities related expenses, Stock-based compensation and

  Depreciation and amortization to conform the presentation of Lime Energy's financial information to Willdan's presentation.

(f)
Reflects expected interest expense after repayment of the outstanding debt of Lime Energy in connection with the acquisition of Lime Energy and anticipated borrowings under the New Credit Facilities to finance the acquisition. Assumes Willdan will not borrow under the new revolving credit facility and will borrow $70.0 million under the Delayed Draw Term Loan Facility. The interest expense for borrowings under the New Credit Facilities is based on an expected interest rate of 5.39%, which assumes LIBOR as of October 1, 2018, plus an applicable margin of 3.00% based on Willdan's expected consolidated leverage ratio after the acquisition of Lime Energy. Borrowings under the New Credit Facilities will bear interest at a rate equal to either, at Willdan's option, (i) the highest of the prime rate, the Federal Funds Rate plus 0.50% or one-month LIBOR plus 1.00% ("Base Rate") or (ii) LIBOR, in each case plus an applicable margin ranging from 0.25% to 3.00% with respect to Base Rate borrowings or 1.25% to 4.00% with respect to LIBOR borrowings. The applicable margin will be based upon Willdan's consolidated total leverage ratio. A change of 12.5 basis points in the interest rate would change interest expense for the period shown by $87,500.

(g)
Represents elimination of gain from change in derivative liability from related party due to extinguishment of convertible debt held by a substantial stockholder of Lime Energy in connection with the acquisition.

(h)
Represents the income tax impact of the pro forma adjustments based on the federal statutory rate of 28.0%.

 WILLDAN GROUP, INC. AND SUBSIDIARIES
Pro Forma Condensed Combined Balance Sheet
(Unaudited)

	Willdan Group, Inc. Historical	Lime Energy Co. Historical
					Willdan Group, Inc. Pro Forma Combined
	As of June 29, 2018	As of June 30, 2018	Pro Forma Adjustments
	(Dollars in thousands, except per share amounts)
Assets
Current assets:
Cash and cash equivalents	$11,225	$2,055	$(3,967)	(a)	$9,313
Accounts receivable, net of allowance for doubtful accounts of $714,000 at June 29, 2018	22,896	26,130	—		49,026
Contract assets	42,410	10,320	—		52,730
Other receivables	777	—	—		777
Prepaid expenses and other current assets	3,242	5,452	—		8,694

Total current assets	80,550	43,957	(3,967)		120,540
Equipment and leasehold improvements, net	5,142	3,520	—		8,662
Goodwill	40,342	8,173	51,025	(b)	99,540
Other intangible assets, net	11,201	729	42,000	(c)	53,930
Other assets	920	1,100	—		2,020

Total assets	$138,155	$57,479	$89,058		$284,692

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$14,024	$12,255	—		$26,277
Accrued liabilities	24,198	15,535	—		39,733
Contingent consideration payable	4,224	—	—		4,224
Contract liabilities	6,163	661	—		6,824
Notes payable	—	595	(595)	(d)	—
Capital lease obligations	237	—	—		237

Total current liabilities	48,846	29,046	(595)		77,295
Contingent consideration payable	3,650	—	—		3,650
Notes payable	2,000	357	69,643	(e)	72,000
Capital lease obligations, less current portion	192	—	—		192
Deferred lease obligations	631	—	—		631
Deferred income taxes, net	2,404	—	—		2,404
Other noncurrent liabilities	468	14,029	(14,029)	(d)	468

Total liabilities	58,191	43,432	55,019		156,640

Commitments and contingencies		14,708	(14,708)		—
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—	—		—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,857,000 shares issued and outstanding at June 29, 2018	89	—	18	(f)	107
Stockholders' Equity	—	1	(1)		—
Additional paid-in capital	54,216	206,002	(157,932)	(g)	102,286
Accumulated earnings (deficit)	25,659	(206,662)	206,662	(h)	25,659

Total stockholders' equity	79,964	(659)	48,747		128,052

Total liabilities and stockholders' equity	$138,155	$57,479	$89,058		$284,692

(a)
Reflects expected use of cash-on-hand, net of any cash proceeds received from expected borrowings under the New Credit Facilities, to fund the purchase price and transaction expenses related to the acquisition of Lime Energy and elimination of cash-on-hand from Lime Energy's balance sheet.

(b)
Reflects the estimated amount of goodwill to be acquired at the date of the acquisition of Lime Energy. Goodwill represents the total excess of the total purchase price over the fair value of the net assets acquired. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill. Residual goodwill at the date of the acquisition of Lime Energy will vary from goodwill presented in the unaudited pro forma condensed combined balance sheet due to changes in the net book value of intangible assets during the period from June 30, 2018 through the date of the acquisition of Lime Energy as well as results of an independent valuation, which has not been completed as of the date of this prospectus supplement.

(c)
Reflects the preliminary estimate of the fair value of the acquired intangible assets. The purchase price allocated to these intangible assets is based on management's estimate of the fair value of assets purchased, and has not been subject to an independent valuation as of the date of this prospectus supplement.

(d)
Reflects elimination of outstanding debt of Lime Energy prior to closing of the acquisition of Lime Energy.

(e)
Reflects expected borrowings under the New Credit Facilities in connection with the acquisition of Lime Energy and elimination of outstanding debt of Lime Energy prior to closing of the acquisition of Lime Energy. Assumes Willdan will not borrow under the new revolving credit facility and will borrow $70.0 million under the Delayed Draw Term Loan Facility.

(f)
Represents the elimination of the historical owners' equity interest in Lime Energy.

(g)
Represents the elimination of the historical owners' equity interest in Lime Energy.

(h)
Represents the elimination of the retained earnings of Lime Energy.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as other information in this prospectus supplement, the accompanying prospectus, any related free writing prospectuses and the documents incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2017, our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2018 and June 29, 2018, and our Current Report on Form 8-K filed with the SEC on October 3, 2018, as such disclosures may be amended, supplemented or superseded from time to time by other reports we file with the SEC. See "Where You Can Find More Information" and "Information We Incorporate By Reference." Many of the risks relating to our business also apply to Lime Energy. The occurrence of any of the events described in our filings could harm our business, financial condition, results of operations and growth prospects. In such an event, the trading price of our common stock may decline and you may lose all or part of your investment.

Risks Related to Our Offering

The price of our common stock has fluctuated significantly in the past year and may continue to be volatile, which may make it difficult for you to resell your common stock at or above the offering price.

        The price of our common stock is volatile and may fluctuate significantly. Since October 1, 2017, the closing price of our stock has ranged from a high of $34.56 per share to a low of $19.59 per share. The price of our common stock could be subject to wide fluctuations in response to the many risk factors listed in this section and in the documents incorporated by reference in this prospectus supplement, and others beyond our control, including:

    •
    our ability to complete our pending acquisition of Lime Energy;

    •
    our ability to satisfy the conditions precedent to borrowing under the Delayed Draw Term Loan Facility;

    •
    our ability to integrate Lime Energy into our business after the completion of the acquisition;

    •
    our operating and financial performance and prospects;

    •
    the depth and liquidity of the market for our common stock;

    •
    investor perception of us and the industry in which we operate;

    •
    the level, or lack thereof, of research coverage of our common stock;

    •
    general financial, domestic, international, economic and other market conditions;

    •
    proposed acquisitions by us or our competitors;

    •
    the hiring or departure of key personnel;

    •
    adverse judgments or settlements obligating us to pay damages;

    •
    changes in applicable laws or regulations;

    •
    sales of our common stock by us or our stockholders; and

    •
    the expiration of contractual lock-up agreements with our executive officers and directors.

        In addition, public stock markets have experienced, and may in the future experience, extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies, including our peer companies. These broad market fluctuations may adversely affect the market price of our common stock.

        If the market price of our common stock after this offering does not exceed the offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could harm our business.

If securities or industry analysts publish inaccurate or unfavorable research about us, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research reports that securities or industry analysts publish about us, our business and our industry. Assuming we obtain securities or industry analyst coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about us, our business or our industry, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Future sales of our common stock in the public market could cause our stock price to fall.

        Upon the closing of this offering, we will have 10,671,258 shares of common stock issued and outstanding, assuming no exercise of the underwriters' option to purchase additional shares. Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

Our bylaws, our certificate of incorporation and Delaware law contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions of our bylaws, our certificate of incorporation and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our board of directors. These provisions include:

    •
    eliminating the ability of stockholders to call special meetings of stockholders;

    •
    requiring at least a supermajority vote of the outstanding shares of our common stock for stockholders to amend our bylaws or certain provisions of our certificate of incorporation;

    •
    not providing for cumulative voting in the election of directors;

    •
    prohibiting stockholder action by written consent;

    •
    establishing advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of the stockholders; and

    •
    authorizing the board of directors to issue "blank check" preferred stock or authorized but unissued shares of common stock without stockholder approval.

        In addition, we are subject to Section 203 of the Delaware General Corporation Law. In general, subject to some exceptions, Section 203 prohibits a Delaware corporation from engaging in any business combination with any "interested stockholder" (which is generally defined as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation), for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that our stockholders might consider to be in their best interests.

        Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby potentially reducing the likelihood that our stockholders could receive a premium for their common stock in an acquisition.

We do not expect to pay any cash dividends for the foreseeable future.

        We have never declared or paid any cash dividends on our capital stock. We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to compliance with applicable law and any contractual provisions, including under indebtedness we incur, that restrict or limit our ability to pay dividends. In this regard, the Credit Agreement limits our ability to pay dividends on our common stock. In addition, the payment of dividends, if any, will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our board of directors deems relevant.

        We are a holding company and our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under our existing or future indebtedness.

Risks Related to our Pending Acquisition of Lime Energy

This offering of our common stock is not conditioned upon the completion of the acquisition of Lime Energy.

        This offering of our common stock is not conditioned upon the completion of the acquisition of Lime Energy. Accordingly, by purchasing our common stock in this offering, you are investing in us on a stand-alone basis, without Lime Energy, in the event that we do not complete the acquisition of Lime Energy. Although certain information included in this prospectus supplement generally assumes completion of the acquisition of Lime Energy, we cannot assure you that the acquisition will be completed on the terms described herein or at all. If we do not complete the acquisition, we will retain broad discretion to use the net proceeds from this offering for any general corporate purposes. In making your investment decision, you should evaluate us both with and without completion of the acquisition of Lime Energy. See "Use of Proceeds."

The acquisition of Lime Energy is subject to customary closing conditions and if we are unable to complete the acquisition we will not be able to realize the anticipated benefits, while being subject to certain material adverse risks.

        Although we currently expect to close the acquisition of Lime Energy during the fourth quarter of 2018, the acquisition is subject to customary closing conditions, including obtaining clearance under the Hart-Scott-Rodino Antitrust Improvements Act. The satisfaction or waiver of these closing conditions may not occur and we may not be able to complete our acquisition of Lime Energy. If the acquisition of Lime Energy is not completed on a timely basis, or at all, we will be subject to a number of risks, without realizing any of the anticipated benefits of having completed the acquisition, including the following:

    •
    we will be required to pay our costs relating to the acquisition, such as legal, accounting, financing and financial advisory fees, whether or not the acquisition is completed;

    •
    we will be required to pay Lime Energy a reverse termination fee of $3.6 million if Lime Energy terminates the Merger Agreement because we fail to close the acquisition within two business days after the date the closing is required to take place and such failure arises from our failure to receive the proceeds from the New Credit Facilities or our refusal to accept a new financing commitment that provides for at least the same amount of financing as the New Credit Facilities and on terms that are not materially less favorable to us than the New Credit Facilities, provided the closing conditions under the Merger Agreement are otherwise satisfied or waived;

    •
    management may be distracted by ongoing matters related to the inability to complete the acquisition and any changes required to our business strategy; and

    •
    the market price of our securities could decline to the extent that it reflects a market assumption that the acquisition will be completed, or to the extent that investors believe that the acquisition is material to our business strategy.

We have incurred and will continue to incur significant transaction expenses in connection with the negotiation and consummation of our pending acquisition of Lime Energy and the related debt financing transaction and if we complete the acquisition, we will incur significant integration costs.

        We have incurred and will continue to incur significant transaction expenses in connection with the negotiation and consummation of our pending acquisition of Lime Energy. If we complete our acquisition of Lime Energy, we will implement a plan to integrate the operations of Lime Energy into our company. In connection with that plan, we anticipate that we will incur certain non-recurring charges; however, we cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. Further, we may be required to pay Lime Energy a reverse termination fee of $3.6 million as described above. These transaction expenses and integration costs will be charged as an expense in the period incurred. The significant transaction expenses and integration costs could materially affect our results of operations in the period in which such charges are recorded. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, will offset incremental transaction and integration costs over time if we complete the acquisition of Lime Energy, this net benefit may not be achieved in the near term, or at all.

If we complete our acquisition of Lime Energy, the business of Lime Energy may underperform relative to our expectations.

        If we complete our acquisition of Lime Energy, we may not be able to maintain the levels of revenue, earnings or operating efficiency that we and Lime Energy have historically achieved or might achieve separately. The business and financial performance of Lime Energy are subject to certain risks and uncertainties, including:

    •
    the risk of the loss of, or changes to, its relationships with its clients;

    •
    the dependence on a limited number of utility customers and terminable contracts to generate substantially all of its revenue;

    •
    challenges generating new customers to diversify its customer base;

    •
    the reliance on subcontractors and the risk of failure by subcontractors to properly and effectively perform their services in a timely manner that cause delays in the delivery of Lime Energy's services;

    •
    negative publicity or reputation from its prior investigations and settlements; and

    •
    reliance on the senior management and key employees of Lime Energy.

        We may be unable to achieve the same growth, revenues and profitability that Lime Energy has achieved in the past.

Lime Energy's top two utility programs accounted for 67% of its consolidated revenue for fiscal year 2017 and 69% for the six months ended June 30, 2018, and if we complete the acquisition of Lime Energy, a loss or reduction of business from either of such programs could result in significant harm to our revenue, profitability and financial condition.

        For the fiscal year ended December 31, 2017, revenue generated from Lime Energy's utility programs associated with Los Angeles Department of Water and Power and Duke Energy Corp. represented 67% of Lime Energy's consolidated revenue. The amounts due from these two utilities represented 43% of outstanding accounts receivable of Lime Energy as of December 31, 2017. For the six months ended June 30, 2018, these utility programs represented 69% of Lime Energy's consolidated revenue. Additionally, Lime Energy's top ten contracts accounted for 96% of its consolidated revenue in fiscal year 2017. These clients are not committed to purchase any minimum amount of Lime Energy's services, as its agreements with them are based on a "purchase order" model. As a result, they may discontinue utilizing some or all of Lime Energy's services with little or no notice. As well, certain of Lime Energy's contracts (for example, Lime Energy's contract relating to Los Angeles Department of Water and Power) are with other entities that are periodically funded by the applicable utility. Such funding is subject to periodic renewal and is outside the control of Lime Energy or its contract counterparty and may, at times, be delayed or inhibited.

        Lime Energy expects these two utility programs to continue to account for a significant portion of its revenue for the foreseeable future. If we complete the acquisition of Lime Energy, the loss of either of these utility programs (or financial difficulties at either of these utilities, which result in nonpayment or nonperformance) could have a significant and adverse effect on our business, results of operations and financial condition. In addition, if Lime Energy's clients significantly reduce their business or orders with Lime Energy, default on their agreements or terminate or fail to renew their agreements with Lime Energy, our business, results of operations and financial condition could be materially and adversely affected. Lime Energy may not be able to win new contracts to replace these contracts if they are terminated early or expire as planned without being renewed.

The pro forma financial information reflecting our pending acquisition of Lime Energy and the related debt financing contained herein and incorporated by reference into this prospectus supplement may not be indicative of our future results.

        The pro forma financial information reflecting our pending acquisition of Lime Energy and the related debt financing we have included elsewhere in, and incorporated by reference into, this prospectus supplement may not reflect what our results of operations, financial position and cash flows would have been after giving effect to the acquisition and the related debt financing during the periods presented or be indicative of what our results of operations, financial position and cash flows may be in the future. We have made adjustments based upon available information and made assumptions that we believe are reasonable to reflect these factors, among others, in the pro forma financial information. However, our assumptions may not prove to be accurate.

If we complete our acquisition of Lime Energy, our financial results may suffer if we do not effectively manage our expanded operations following the acquisition.

        If we complete our acquisition of Lime Energy, the size of our business will increase significantly. We have agreed to pay $120 million, subject to customary holdbacks and adjustments, for Lime Energy, which represents approximately 87% of our total consolidated assets as of June 29, 2018. Our future success will depend, in part, upon our ability to manage and integrate this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of additional operations and associated increased costs and complexity. There can be no assurances we will be successful or that we will realize the expected benefits currently anticipated from the completion of our acquisition of Lime Energy.

If we complete our acquisition of Lime Energy and incur debt under the New Credit Facilities, we will have a significant amount of indebtedness that could negatively affect our business, results of operations and financial condition.

        If we complete our acquisition of Lime Energy and incur debt under the New Credit Facilities, we will have a significant amount of indebtedness. As of June 29, 2018, our total consolidated indebtedness was approximately $2.0 million and our interest payments were approximately $30,000 for the quarterly period ended June 29, 2018. As of June 29, 2018, on a pro forma basis after giving effect to the acquisition of Lime Energy, assumed borrowings under the New Credit Facilities, repayments made to our prior revolving credit facility subsequent to June 29, 2018 and this offering, our total indebtedness would have been approximately $70.0 million. Furthermore, this amount may increase as we incur more indebtedness in the future. Such significant amount of indebtedness could have important consequences, including the following:

    •
    making it difficult for us to satisfy our payment obligations with respect to our debt;

    •
    limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

    •
    requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

    •
    increasing our vulnerability to general negative economic and industry conditions;

    •
    limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

    •
    exposing us to the risk of increased interest rates as certain of our borrowings have variable interest rates;

    •
    placing us at a disadvantage compared to other, less leveraged competitors; and

    •
    increasing our cost of borrowing.

If we complete our acquisition of Lime Energy and incur debt under the New Credit Facilities, we may not be able to generate sufficient cash to service our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        If we complete our acquisition of Lime Energy and incur debt under the New Credit Facilities, we may not be able to generate sufficient cash to service our indebtedness. In addition to interest we will owe on our outstanding debt, our Delayed Draw Term Loan Facility will amortize quarterly in an amount equal to 10% annually. Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the amounts due on our indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Credit Agreement restricts our ability to dispose of assets and use the proceeds from those dispositions and also restricts our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially adversely affect our financial position and results of operations. If we cannot make scheduled payments on our debt, we will be in default and the lenders under the Credit Agreement could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

The Credit Agreement contains terms that restrict our ability to access sufficient capital and operate our business.

        The Credit Agreement contains terms that restrict our ability to, among other things:

    •
    incur, create or assume additional indebtedness;

    •
    incur, create or assume liens securing debt or other encumbrances on our assets;

    •
    purchase, hold or acquire certain investments;

    •
    acquire the assets of, or merge or consolidate with, other companies;

    •
    sell, lease, or otherwise dispose of assets;

    •
    pay dividends or make distributions to our stockholders; and

    •
    purchase or redeem our stock.

        In addition, the Credit Agreement contains financial maintenance covenants that require us to maintain a maximum total leverage ratio and a minimum fixed charge coverage ratio tested on a quarterly basis, which we may not be able to achieve, and other restrictive covenants that may impair our ability to finance future operations or capital needs or to engage in other favorable business activities. Failing to comply with these covenants could result in an event of default under the Credit Agreement, which could result in us being required to repay the amounts outstanding thereunder prior to maturity. These prepayment obligations could have an adverse effect on our business, results of operations and financial condition.

        Furthermore, if we are unable to repay the amounts due and payable under the Credit Agreement, the lenders could proceed against the collateral granted to them to secure that indebtedness. In the event the lenders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

The loss of Lime Energy's senior officers or key employees could harm its business and, if we complete our acquisition of Lime Energy, negatively affect our financial condition, cash flow and results of operations.

        We believe that Lime Energy's senior management's reputation and relationships with its customers is a critical element to the success of Lime Energy's business. Lime Energy depends on the diligence, skill and network of business contacts of its management team. We believe there are only a limited number of available qualified executives in the energy services industry, and we therefore have encountered, and will likely continue to encounter, intense competition for qualified employees from other companies in the industry. We believe our future success with Lime Energy will depend upon the continued service of its senior management personnel and other senior officers, each of whose services are important to the success of Lime Energy's current business strategies. If we complete our acquisition of Lime Energy and we were to subsequently lose the services of any of the members of Lime Energy's senior management team, it could negatively affect our financial condition, cash flow and results of operations.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $48.1 million (or $55.5 million if the underwriters exercise their option to purchase additional shares of our common stock in full). If the acquisition of Lime Energy is completed, we intend to use the net proceeds of this offering to fund a portion of the purchase price of the acquisition and for general corporate purposes, which may include the repayment of borrowings under our New Credit Facilities. If the acquisition of Lime Energy is not completed, we intend to use the net proceeds for general corporate purposes.

        As of October 2, 2018, we had no borrowings outstanding under our new revolving credit facility. If we complete the acquisition of Lime Energy, we do not expect to borrow any amount under our new revolving credit facility and we expect to borrow $70.0 million under our new Delayed Draw Term Loan Facility to fund a portion of the purchase price of the acquisition. Borrowings under the New Credit Facilities bear interest at a rate equal to either, at our option, (i) the highest of the prime rate, the Federal Funds Rate plus 0.50% or one-month LIBOR plus 1.00% ("Base Rate") or (ii) LIBOR, in each case plus an applicable margin ranging from 0.25% to 3.00% with respect to Base Rate borrowings or 1.25% to 4.00% with respect to LIBOR borrowings. The applicable margin is based upon our consolidated total leverage ratio. We will also pay a commitment fee for the unused portion of the revolving credit facility, which ranges from 0.20% to 0.40% per annum, and fees on the face amount of any letters of credit outstanding under the revolving credit facility, which range from 0.94% to 4.00% per annum, in each case, depending on whether such letter of credit is a performance or standby letter of credit and our consolidated total leverage ratio. The Delayed Draw Term Loan Facility will amortize quarterly in an amount equal to 10% annually, with a final payment of all then remaining principal due on the maturity date. The New Credit Facilities have a maturity date of October 1, 2023.

CAPITALIZATION

        The table below sets forth our capitalization as of June 29, 2018:

    •
    on an actual basis;

    •
    on an as adjusted basis, assuming that the acquisition of Lime Energy is not completed and the conditions precedent to borrowing under the Delayed Draw Term Loan Facility are not satisfied, and giving effect to this offering, as if this offering had occurred on June 29, 2018; and

    •
    on an as adjusted pro forma basis, assuming the acquisition of Lime Energy is completed, the conditions precedent to borrowing under the Delayed Draw Term Loan Facility are satisfied, and giving effect to this offering, as if each had occurred on June 29, 2018.

        You should read this table together with "Use of Proceeds" appearing elsewhere in this prospectus supplement, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2017, in our Quarterly Report on Form 10-Q for the quarterly periods ended March 30, 2018 and June 29, 2018, and our Current Report on Form 8-K filed with the SEC on October 3, 2018, which are incorporated by reference into this prospectus supplement and accompanying prospectus.

	As of June 29, 2018 (Unaudited)
	Actual	As Adjusted for No Acquisition	As Adjusted Pro Forma for Acquisition
	(Dollars in thousands, except per share data)
Cash and cash equivalents	$11,225	$59,313	$9,313
Total debt:
Existing revolving credit facility (1)	2,000	—	—
New revolving credit facility (2)	—	—	—
Delayed Draw Term Loan Facility (3)	—	—	70,000

Total debt	2,000	—	70,000

Stockholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,857,000 shares issued and outstanding at June 29, 2018	89	107	107
Additional paid-in capital	54,216	102,286	102,286
Retained earnings	25,659	25,659	25,659

Total stockholders' equity	79,964	128,052	128,052

Total capitalization	$81,964	$128,052	$198,052

(1)
All amounts previously outstanding under the existing revolving credit facility were repaid subsequent to June 29, 2018.

(2)
Assumes no amounts will be outstanding under the new revolving credit facility after giving effect to the acquisition of Lime Energy. We may borrow up to an aggregate of $30.0 million under our new revolving credit facilities.

(3)
The amount available for borrowing under the Delayed Draw Term Loan Facility will be reduced by the net proceeds from any equity offering completed by us prior to any borrowings under such facility but, in no event, will the amount available for borrowing be less than $70.0 million. For purposes of the above table, we have assumed we will borrow $70.0 million under the Delayed Draw Term Loan Facility after giving effect to the acquisition of Lime Energy.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the Nasdaq Global Market under the symbol "WLDN." The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by the Nasdaq Global Market:

2016	High	Low
First Quarter of Fiscal 2016	$10.56	$7.10
Second Quarter of Fiscal 2016	$11.53	$9.76
Third Quarter of Fiscal 2016	$19.15	$10.02
Fourth Quarter of Fiscal 2016	$26.49	$15.25

2017	High	Low
First Quarter of Fiscal 2017	$36.39	$21.36
Second Quarter of Fiscal 2017	$34.89	$27.50
Third Quarter of Fiscal 2017	$36.87	$28.04
Fourth Quarter of Fiscal 2017	$33.75	$23.20

2018	High	Low
First Quarter of Fiscal 2018	$28.53	$19.25
Second Quarter of Fiscal 2018	$31.37	$25.11
Third Quarter of Fiscal 2018	$35.11	$27.61
Fourth Quarter of Fiscal 2018 (through October 3, 2018)	$34.70	$32.36

        On October 3, 2018, the last publicly reported sale price of our common stock on the Nasdaq Global Market was $34.56 per share. As of October 1, 2018, we had approximately 158 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to compliance with applicable law and any contractual provisions, including under agreements governing any indebtedness we incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our board of directors deems relevant.

        We are a holding company and our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under our existing or future indebtedness. The New Credit Facilities limit our ability to pay dividends on our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income tax consequences generally applicable to non-U.S. holders (as defined below) with respect to the beneficial ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final, temporary or proposed U.S. Department of the Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold shares of our common stock as capital assets (within the meaning of Section 1221 of the Code).

        This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances, nor does it address any aspects of U.S. federal estate or gift tax laws or tax considerations arising under the laws of any non-U.S., state or local jurisdiction. This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

    •
    banks, insurance companies or other financial institutions;

    •
    partnerships or other entities treated as partnerships for U.S. federal income tax purposes;

    •
    tax-exempt organizations;

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    tax-qualified retirement plans;

    •
    dealers in securities or currencies;

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    traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

    •
    U.S. expatriates and certain former citizens or long-term residents of the United States;

    •
    controlled foreign corporations;

    •
    passive foreign investment companies;

    •
    persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

    •
    persons that will hold our common stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes.

        Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

        If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership (or member in such other entity) will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership (or such other entity) holding shares of our common stock should consult its own tax advisors.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

        In general, a "non-U.S. holder" is any beneficial owner of our common stock that is not a U.S. person. A "U.S. person" is any of the following:

    •
    an individual citizen or resident of the United States;

    •
    a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or entity treated as such for U.S. federal income tax purposes);

    •
    an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

    •
    a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Department of the Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

        As described in the section titled "Dividend Policy," we currently do not anticipate paying dividends on our common stock in the foreseeable future. If, however, we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described below under "– Gain on Sale or Other Disposition of Our Common Stock."

        Any dividend paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying, under penalties of perjury, such holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are encouraged to consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

        If a non-U.S. holder provides an IRS Form W-8ECI, certifying that the dividend is effectively connected with such holder's conduct of a trade or business within the United States, the dividend will not be subject to the aforementioned U.S. federal withholding tax. Instead, the dividend generally will be subject to U.S. federal income tax in the manner described below under "– Effectively Connected Income."

Gain on Sale or Other Disposition of Our Common Stock

        Except as otherwise discussed below, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock unless:

    •
    the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (or, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

    •
    the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

    •
    we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes. We do not believe we are or will become a USRPHC.

        Gain described in the first bullet point above will be subject to U.S. federal income tax in the manner described below under "– Effectively Connected Income." A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the sale, exchange, or other taxable disposition, which may be offset by U.S. source capital losses of the non-U.S. holder.

Effectively Connected Income

        Any dividend with respect to, or gain realized upon the sale, exchange or other taxable disposition of, our common stock that is effectively connected with a trade or business carried on by a non-U.S. holder within the United States (or, if an income tax treaty applies, that is attributable to a permanent establishment maintained by such non-U.S. holder in the United States) will be subject to U.S. federal income tax, based on the non-U.S. holder's net income, generally in the same manner as if the non-U.S. holder were a U.S. person for U.S. federal income tax purposes. If a dividend or gain is effectively connected with a U.S. trade or business of a non-U.S. holder that is a corporation, such corporate non-U.S. holder may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), subject to certain adjustments. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        Generally, annual reporting to the IRS and to each non-U.S. holder will be required as to the amount of dividends paid to such non-U.S. Holder and the tax withheld, if any, with respect to such dividends. This information also may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding generally will not apply to distributions to a non-U.S. holder of our common stock if the non-U.S. holder properly certifies as to its non-U.S. status, generally on an applicable IRS Form W-8, such as IRS Form W-8BEN, W-8BEN-E or W-8ECI.

        Information reporting will apply to the proceeds of a sale of a common stock within the United States or conducted through certain U.S.-related financial intermediaries. Depending on the circumstances, backup withholding may apply as well, unless the beneficial owner furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or IRS Form W-8ECI (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, subject to certain exceptions, Section 1471 of the Code generally imposes a 30% withholding tax on dividends paid with respect to, and the gross proceeds from a sale or other disposition of, our common stock, in each case paid to (i) a "foreign financial institution" (as defined in the Code), or FFI, unless the FFI enters into an agreement with the U.S. Treasury Department to perform due diligence and collect and report detailed information regarding its U.S. accounts and their holders (including certain account holders that are foreign entities that have U.S. owners), and satisfies certain other requirements and (ii) a "non-financial foreign entity" (as defined in the Code), or NFFE, unless the NFFE either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, and complies with certain other requirements. An intergovernmental agreement implementing FATCA between the United States and an applicable non-U.S. jurisdiction may modify these requirements.

        Withholding under FATCA applies with respect to payments of dividends on our common stock and is scheduled to apply to gross proceeds from the sale or other disposition of such stock occurring on or after January 1, 2019. Under certain circumstances, a Non-U.S. Holder of shares of our common stock might be eligible for refunds or credits of the tax. Prospective investors are encouraged to consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock, including without limitation the interaction of FATCA withholding with the other withholding rules discussed above.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated October 4, 2018, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell to each underwriter, the following number of shares of our common stock:

Underwriter	Number of Shares
Wedbush Securities Inc.	875,000
Roth Capital Partners, LLC	875,000

Total	1,750,000

        The underwriting agreement provides that the obligation of the underwriters to purchase and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to certain conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of our common stock offered by this prospectus supplement, if any are purchased, other than those covered by the option to purchase additional shares of common stock described below.

Option to Purchase Additional Shares of Common Stock

        We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase in whole or in part at any time up to an aggregate of 262,500 additional shares of our common stock, at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. If purchased, these additional shares of common stock will be sold by the underwriters on the same terms as those on which the shares of common stock offered by this prospectus supplement are sold.

Commission, Discounts and Expenses

        The underwriters propose to offer shares of our common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.17 per share. If all of the shares of our common stock are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

        The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per Share of Common Stock	Total Without Option to Purchase Additional Shares	Total With Option to Purchase Additional Shares
Public offering price	$30.00	$52,500,000	$60,375,000
Underwriting discounts and commissions	$1.95	$3,412,500	$3,924,375
Proceeds to us, before expenses	$28.05	$49,087,500	$56,450,625

        We estimate that the total expenses of the offering payable by us, excluding the underwriting discount, will be approximately $1.0 million. In addition, we have agreed to reimburse the underwriters for certain of their expenses in an amount up to $50,000.

Indemnification

        We have agreed to indemnify the underwriters against various liabilities, including certain liabilities under the Securities Act and the Exchange Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Lock-up Agreements

        We and each of our directors and officers have agreed, for a period of 90 days after the date of this prospectus supplement and subject to certain exceptions, not to directly or indirectly:

    •
    issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

    •
    in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock beneficially owned by them or other capital stock or any securities beneficially owned by them that are convertible into or exercisable or exchangeable for our common stock or other capital stock other than a Form S-8 Registration Statement to cover shares and interests granted under the Company's equity incentive plans; or

    •
    in the case of us, complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or

    •
    enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Price Stabilization, Short Positions and Penalty Bids

        Until this offering is completed, SEC rules may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of our common stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of the shares of our common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares of our common stock available for purchase by the underwriters under the option to purchase additional common stock. The underwriters can close out a covered short sale by exercising the option to purchase additional shares of common stock or purchasing shares of our common stock in the open market. In determining the source of shares of our common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of our common stock compared to the price available under the option to purchase additional shares of common stock. The underwriters may also sell shares of our common stock in excess of the option to purchase additional shares of common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the shares of our common stock. The underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares of our common stock in the offering, if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions or to stabilize the price of the shares of our common stock. These activities may raise or maintain the market price of the shares of our common stock above independent market levels or prevent or retard a decline in the market price of the shares of our common stock.

        In connection with this transaction, the underwriters may engage in passive market making transactions in the shares of our common stock, prior to the pricing and completion of this offering. Passive market making is permitted by Regulation M of the Securities Act and consists of displaying bids no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the shares of our common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the shares of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

        These activities, as well as other purchases of our common stock in this offering by the underwriters for their own account, may stabilize, maintain or otherwise affect the market price of the shares of our common stock. As a result the price of the shares of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time.

Electronic Distribution

        This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters of the offering, or by its affiliates. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement, the prospectus or the registration statement, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Listing

        Our common stock is listed on the Nasdaq Global Market under the symbol "WLDN."

Affiliations

        The underwriters and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which it has received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. In addition to investment banking services that the underwriters and their affiliates provide from time to time, we have banking and brokerage transactions in the ordinary course of business with the underwriter and its affiliates. It is expected that we will continue to use the underwriters and their affiliates for various services in the future. In addition, Wedbush Securities Inc. and its affiliates own shares of our common stock for investment purposes.

Notice to Canadian Residents

  Resale Restrictions

        The distribution of the shares of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of our common stock are made. Any resale of the shares of our common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of our common stock.

  Representations of Purchasers

        By purchasing shares of our common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

    •
    further details concerning the legal authority for this information is available on request;

    •
    the purchaser is entitled under applicable provincial securities laws to purchase the shares of our common stock without the benefit of a prospectus qualified under those securities laws;

    •
    where required by law, that the purchaser is purchasing as principal and not as agent;

    •
    the purchaser has reviewed the text above under "— Resale Restrictions"; and

    •
    the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares of our common stock to the regulatory authority that by law is entitled to collect the information.

  Rights of Action – Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages or, while still the owner of the shares of our common stock, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares of our common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares of our common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against. In no case will the amount recoverable in any action exceed the price at which the shares of our common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of our common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

  Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein are located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons are located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

  Taxation and Eligibility for Investment

        Canadian purchasers of shares of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of our common stock in their particular circumstances and about the eligibility of the shares of our common stock for investment by the purchaser under relevant Canadian legislation.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity that is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The shares of our common stock offered by us are only available to, and any invitation, offer or agreement to subscribe for, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

        The validity of the common stock to be issued in this offering and certain other legal matters with respect to this offering will be passed upon for us by O'Melveny & Myers LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper LLP.

EXPERTS

        The consolidated financial statements of Willdan Group, Inc. as of December 29, 2017 and December 30, 2016, and for the years ended December 29, 2017, December 30, 2016, and January 1, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 29, 2017, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report on the effectiveness of internal control over financial reporting as of December 29, 2017, contains an explanatory paragraph that states Willdan Group, Inc. acquired substantially all of the outstanding shares of Integral Analytics, Inc. during 2017, and management excluded from its assessment of the effectiveness of Willdan Group, Inc.'s internal control over financial reporting as of December 29, 2017, Integral Analytics, Inc.'s internal control over financial reporting associated with total assets of $606,000 and total revenues of $1,086,000 included in the consolidated financial statements of Willdan Group, Inc. and subsidiaries as of and for the fiscal year ended December 29, 2017. The audit of internal control over financial reporting of Willdan Group, Inc. also excluded an evaluation of the internal control over financial reporting of Integral Analytics, Inc.

        The consolidated financial statements of Lime Energy Co. as of and for each of the fiscal years ended December 31, 2017 and 2016 have been audited by CohnReznick LLP, an independent registered public accounting firm, as set forth in their reports dated February 21, 2018 and March 15, 2017, included in our Current Report on Form 8-K filed on October 3, 2018, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Lime Energy Co. for the fiscal year ended December 31, 2015 have been audited by BDO USA, LLP, an independent registered public accounting firm, as set forth in their report dated March 30, 2016, included in our Current Report on Form 8-K filed on October 3, 2018, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

WILLDAN GROUP, INC.

$125,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units

        From time to time, we may offer and sell up to $125,000,000 in aggregate of the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

        This prospectus provides a general description of the securities we may offer. We may provide specific terms of securities to be offered in one or more supplements to this prospectus. We may also provide a specific plan of distribution for any securities to be offered in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, together with any documents incorporated by reference herein, before you invest in our securities.

        Our common stock is listed on The NASDAQ Global Select Market, or NASDAQ, under the symbol "WLDN." On November 2, 2017, the last reported sale price of our common stock was $30.10 per share. The applicable prospectus supplement will contain information, where applicable, as to the listing of any other securities covered by the prospectus supplement other than our common stock on NASDAQ or any other securities exchange.

        Investing in any of our securities involves a high degree of risk. Please read carefully the section entitled "Risk Factors" on page 6 of this prospectus, the "Risk Factors" section contained in the applicable prospectus supplement and the information included and incorporated by reference in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2017

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration or continuous offering process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total aggregate offering price of $125,000,000.

        This prospectus provides a general description of the securities we may offer. We may provide specific terms of securities to be offered in one or more supplements to this prospectus. We may also provide a specific plan of distribution for any securities to be offered in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.

        Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Information We Incorporate by Reference." You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

        This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. We are not making offers to sell common stock or any other securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which we are not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

        Unless otherwise expressly indicated or the context otherwise requires, we use the terms "Willdan," the "Company," "we," "us," "our" or similar references to refer to Willdan Group, Inc. and its subsidiaries.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed our registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov. These documents may also be accessed on our web site at www.willdan.com. Information contained on our web site is not incorporated by reference into this prospectus and you should not consider information contained on our web site to be part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us as indicated above. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K and incorporated into this prospectus by reference.

INFORMATION WE INCORPORATE BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

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  our Annual Report on Form 10-K for the fiscal year ended December 30, 2016 (filed with the SEC on March 10, 2017);

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  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 30, 2016 from our Definitive Proxy Statement on Schedule 14A (filed with the SEC on April 18, 2017);

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  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 29, 2017 (filed with the SEC on May 5, 2017, August 4, 2017 and November 2, 2017, respectively);

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  our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 24, 2017, March 9, 2017 (with respect to Items 5.02 and 8.01 only), May 4, 2017 (with respect to Item 9.01 only), June 9, 2017, August 3, 2017 (with respect to Items 2.01, 3.02 and 9.01 only) and October 13, 2017; and

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  the description of our common stock in our Current Report on Form 8-K filed with the SEC on April 18, 2017, including any amendments and reports filed for the purpose of updating such description.

        We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this initial registration statement and prior to the effectiveness of this registration statement, and on or after the date of this prospectus and prior to the termination of the offerings under this prospectus and any prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

        We will provide to each person, including any beneficial owner, to whom a prospectus (or a notice of registration in lieu thereof) is delivered a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:

Willdan Group, Inc.
Attn: Chief Financial Officer
2401 East Katella Avenue, Suite 300
Anaheim, California 92806
(800) 424-9144

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference herein, may contain or incorporate forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact included in this prospectus, including the documents incorporated by reference herein, are forward-looking statements. These statements may include words such as "aim," "anticipate," "assume," "believe," "can have," "could," "due," "estimate," "expect," "goal," "intend," "likely," "may," "objective," "plan," "potential," "positioned," "predict," "should," "target," "will," "would" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events or trends. For example, all statements we make relating to our plans and objectives for future operations, growth or initiatives and strategies are forward-looking statements.

        These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management's beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results.

        All of our forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from our expectations. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to our:

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  ability to achieve energy savings goals on our contracts;

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  expectations about future customers;

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  expectations regarding the industries and geographies that we primarily serve, including the impact of economic conditions in those industries and geographies;

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  ability to successfully integrate our recent acquisitions, including our recent acquisition of Integral Analytics, Inc.;

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  expectations about our service offerings;

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  expectations about our ability to cross-sell additional services to existing clients;

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  expectations about our intended geographical expansion;

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  expectations about our ability to attract and retain executive officers and key employees;

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  expectations about the impact of legislation on our business and that of our customers;

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  evaluation of the materiality of our current legal proceedings; and

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  expectations about positive cash flow generation and existing cash and cash equivalents being sufficient to meet normal operating requirements.

        Any of these factors could adversely affect the demand for our services, which could have a material adverse effect on our business, results of operations and financial condition.

        The above is not a complete list of factors or events that could cause actual results to differ from our expectations, and we cannot predict all of them. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements disclosed under "Item 1A. Risk Factors," in our Annual Report on Form 10-K for the year ended December 30, 2016 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2017 and September 29, 2017, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission (the "SEC"), including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and in any prospectus supplement.

        Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements we make. These forward-looking statements speak only as of the date on which they are made and are not guarantees of future performance or developments and involve known and unknown risks, uncertainties and other factors that are in many cases beyond our control. Except as required by law, we undertake no obligation to update or revise any forward-looking statements publicly, whether as a result of new information, future developments or otherwise.

WILLDAN GROUP, INC.

        We are a provider of professional technical and consulting services to utilities, private industry, and public agencies at all levels of government. We enable our clients to realize cost and energy savings by providing a wide range of specialized services. We assist our clients with a broad range of complementary services relating to:

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  Energy Efficiency and Sustainability,

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  Engineering and Planning,

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  Economic and Financial Consulting, and

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  National Preparedness and Interoperability.

        We operate our business through a nationwide network of offices in Arizona, California, Colorado, Florida, Illinois, Kansas, New Jersey, New York, Ohio, Oregon, Texas, Utah, Washington and Washington, D.C.

        We were founded in 1964 and Willdan Group, Inc., a Delaware corporation, was formed in 2006 to serve as our holding company. Historically, our clients have been public agencies in communities with populations ranging from 10,000 to 300,000 people. We believe communities of this size are underserved by large outsourcing companies that tend to focus on securing large federal and state projects and private sector projects. Since expanding into energy efficiency services, our client base has grown to include investor-owned and other public utilities as well as substantial energy users in government and business.

        We seek to establish close working relationships with our clients and expand the breadth and depth of the services we provide to them over time. Our business with public and private utilities is concentrated primarily in California and New York, but we also have business with utilities in Illinois, New Jersey, Ohio, Texas, Utah and Washington State. Our business with public agencies is concentrated in Arizona, California and New York. We provide services to many of the cities and counties in California. We also serve special districts, school districts, a range of public agencies and private industry.

        Our principal executive office is located at 2401 East Katella Avenue, Suite 300, Anaheim, California 92806, and our telephone number is (800) 424-9144. Our website is www.willdan.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

RISK FACTORS

        Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading "Risk Factors" in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange. See "Where You Can Find More Information" and "Information We Incorporate By Reference." Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. The following table is qualified by the more detailed information appearing in the computation table set forth in Exhibit 12.1 to the registration statement of which this prospectus is part and the historical financial statements, including the notes to those financial statements, incorporated by reference in this prospectus.

Fiscal Year Ended
	Nine Months Ended September 29, 2017 (Unaudited)	December 30, 2016	January 1, 2016	January 2, 2015	December 27, 2013	December 28, 2012(2)
Ratio of earnings to fixed charges(1)	11.80x	10.09x	7.36x	9.29x	3.25x	—

(1)
For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income (loss) and fixed charges. Fixed charges consist of interest expense and the interest portion of rent expense.

(2)
Earnings were insufficient to cover fixed charges by $19.4 million for the year ended December 28, 2012.

        There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges for each period.

 USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Unless otherwise specified in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities offered under this prospectus for working capital and general corporate purposes including, but not limited to, capital expenditures, working capital, repayment of indebtedness, potential acquisitions and other business opportunities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries only. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to reports we file with the SEC, and the Delaware General Corporation Law.

Authorized Capitalization

        Our authorized capital stock consists of 40,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of November 2, 2017, there were 8,763,682 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

        Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders, including the election or removal of directors. Our directors are elected by a plurality of the votes cast by stockholders entitled to vote on the election. All other matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

        There are no cumulative voting rights for the election of directors, which means that the holders of a majority of the shares of our common stock voted are entitled to elect all of our directors.

Dividends

        Subject to the rights of holders of any then-outstanding shares of any series of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available therefor.

Liquidation

        In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, holders of our common stock would be entitled to share ratably in all assets available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights

        Holders of our common stock do not have preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Blank Check Preferred Stock

        Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences.

        The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire, or could adversely affect the rights of our common stockholders by restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

        As of November 2, 2017, no shares of preferred stock were issued and outstanding. All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable and, unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, will not have any preemptive or similar rights. We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the specific terms of each series of our preferred stock, including the price at which the preferred stock may be purchased, the number of shares of preferred stock offered, and the terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

        Set forth below is a summary of the relevant provisions of our certificate of incorporation and bylaws and certain applicable sections of the Delaware General Corporation Law. For additional information we refer you to the provisions of our certificate of incorporation, our bylaws and such sections of the Delaware General Corporation Law.

        Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. A description of these provisions is set forth below.

Special Meetings of Stockholders

        Our bylaws provide that special meetings of our stockholders may be called only by the board of directors, the president, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call such meetings. Stockholders are not permitted to call a special meeting or require our board of directors to call a special meeting.

Supermajority Vote to Amend Certificate of Incorporation and Bylaws

        Our certificate of incorporation provides that the approval of at least seventy-five percent of the outstanding shares of our common stock is required to amend certain provisions of our certificate of incorporation. Our certificate of incorporation and bylaws provide that the approval of holders of at least seventy-five percent of the outstanding shares of our common stock is required to amend our bylaws. Our bylaws and certain articles of our certificate of incorporation may also be amended by a majority of our board of directors.

No Cumulative Voting

        Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not grant stockholders the right to vote cumulatively. Therefore, stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors.

No Written Consent of Stockholders

        Our bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Advance Notice Procedure

        Our bylaws provide that our board of directors, the president, or a committee of the board of directors which has been duly designated by the board of directors and whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call such meetings, may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

        Our bylaws also establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of the stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or any duly authorized committee of the board of directors, or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of our company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The procedure also requires that, in order to raise matters at an annual or special meeting, those matters must be raised before the meeting pursuant to the notice of meeting the company delivers or by, or at the direction of, our board of directors or any duly authorized committee of the board of directors, or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to our secretary of his, her or its intention to raise those matters at the annual or special meeting. If the officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person is not be eligible for election as a director, or that business will not be conducted at the meeting, as applicable.

Blank Check Preferred Stock

        Our certificate of incorporation provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interest of us and our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certification of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Authorized but Unissued Shares

        Under Delaware law, our authorized but unissued shares of common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

        Our certificate of incorporation does not opt out of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that such stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock. Under Section 203, such a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following three conditions:

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  before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances; or

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  at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        The overall effect of the foregoing provisions may be to deter a future tender offer. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

Limitation on Liability of Directors and Officers

        Our certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders' derivative suits on behalf of us, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

        In addition, our certificate of incorporation allows and our bylaws require that we indemnify our directors and officers to the fullest extent permitted by Delaware law. We also expect to continue to maintain directors' and officers' liability insurance. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

        In addition to the indemnification in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these bylaw provisions and indemnification agreements, as well as our maintaining directors' and officers' liability insurance, help to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Exchange Listing

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "WLDN."

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer in one or more series under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations.

        We will issue the debt securities under the indenture that we will enter into with a national banking association or other eligible party, as trustee. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

        The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

        We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth in an officer's certificate or a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet), including the following terms, if applicable:

  •
  the title and ranking of the debt securities (including the terms of any subordination provisions);

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  the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

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  the aggregate principal amount of the debt securities being offered and any limit on the aggregate principal amount of such series of debt securities;

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  whether any of our direct or indirect subsidiaries will guarantee the debt securities, including the terms of subordination, if any, of such guarantees;

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  the date or dates on which the principal of the securities of the series is payable;

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  the interest rate, if any, and the method for calculating the interest rate;

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  the dates from which interest will accrue, the interest payment dates and the record dates for the interest payments;

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  the place or places where principal of, and any interest on, the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

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  any mandatory or optional redemption terms;

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  any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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  any dates, if any, on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of such repurchase obligations;

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  the denominations in which the debt securities will be issued;

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  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

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  the currency of denomination of the debt securities, which may be U.S. dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

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  the designation of the currency, currencies or currency units in which payment of the principal of, and any interest on, the debt securities will be made;

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  if payments of principal of, any interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

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  the manner in which the amounts of payment of principal of, or any interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

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  any provisions relating to any security provided for the debt securities;

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  any addition to, deletion of or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

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  any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

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  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents appointed with respect to the debt securities;

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  the provisions, if any, relating to conversion or exchange of any series of debt securities, including if applicable, the conversion or exchange price and period, the securities or other property into which the debt securities will be convertible, provisions as to whether conversion or exchange will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion price or exchange price and provisions affecting conversion or exchange if such series of debt securities are redeemed; and

  •
  any other terms of the series of debt securities that may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the debt securities.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon maturity or a declaration of acceleration of their maturity following an event of default pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

        Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the depositary, or a nominee of the depositary (we will refer to any such debt security as a "global debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificate as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth below, global debt securities will not be issuable in certificated form.

Certificated Debt Securities

        You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

        Each global debt security will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. Beneficial interests in global debt securities will not be issuable in certificated form unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture and we fail to appoint a successor depositary within 90 days of such event, (ii) we determine, in our sole discretion, not to have such securities represented by one or more global securities or (iii) any other circumstances shall exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement. Unless and until a global debt security is exchanged for certificated debt securities under the limited circumstances described in the previous sentence, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

No Protection In the Event of a Change of Control

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

        Willdan may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any person (a "successor person") unless:

  •
  Willdan is the surviving corporation or the successor person (if other than Willdan) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes Willdan's obligations on the debt securities and under the indenture; and

  •
  immediately after giving effect to the transaction, no default or event of default, shall have occurred and be continuing.

        Notwithstanding the above, any of Willdan's subsidiaries may consolidate with, merge into or transfer all or part of its properties to Willdan.

Events of Default

        "Event of Default" means with respect to any series of debt securities, any of the following:

  •
  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

  •
  default in the payment of principal of any security of that series at its maturity;

  •
  default in the performance or breach of any covenant by us in the indenture (other than defaults described above or defaults relating to a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

  •
  certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Willdan; and

  •
  any other event of default provided with respect to a series of debt securities, including any events of default relating to guarantors, if any, or subsidiaries that is described in the applicable prospectus supplement.

        No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

        If an event of default with respect to any series of debt securities at the time outstanding occurs and is continuing (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration of acceleration and its consequences if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

        The indenture provides that the trustee will be under no obligation to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right of power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

  •
  that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series;

  •
  the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute the proceedings in respect of such event of default in its own name as trustee under the indenture;

  •
  such holder or holders have offered to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request;

  •
  the trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and

  •
  no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series.

        Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any interest on, that debt security on or after the due dates expressed in that debt security (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such holder.

        The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture from our principal executive officer, principal financial officer or principal accounting officer. If a default or event of default occurs and is continuing with respect to the debt securities of any series and if it is actually known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of a default or event of default within 60 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such default or event of default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

        We and the trustee may modify and amend or supplement the indenture or the debt securities of one or more series without the consent of any holder of any debt security:

  •
  to add guarantees with respect to debt securities of a series or secure debt securities of a series;

  •
  to surrender any of our rights or powers under the indenture;

  •
  to add covenants or events of default for the benefit of the holders of any series of debt securities;

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  to comply with the applicable procedures of the applicable depositary;

  •
  to cure any ambiguity, defect or inconsistency;

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  to comply with covenants in the indenture described above under the heading "Consolidation, Merger and Sale of Assets";

  •
  to provide for uncertificated securities in addition to or in place of certificated securities;

  •
  to make any change that does not materially adversely affect the rights of any holder of debt securities;

  •
  to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

  •
  to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

  •
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; and

  •
  for certain other reasons set forth in any prospectus supplement.

        We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then-outstanding if that amendment will:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

  •
  reduce the principal of, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

  •
  reduce the principal amount of discount securities payable upon acceleration of maturity;

  •
  waive a default in the payment of the principal of, or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in principal amount of the then-outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

  •
  make the principal of, or any interest on, any debt security payable in currency other than that stated in the debt security;

  •
  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and any interest on, those debt securities and to institute suit for the enforcement of any such payment;

  •
  make any change to certain provisions of the indenture relating to waivers or amendments; or

  •
  waive a redemption payment with respect to any debt security, provided that such redemption is made at our option.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, by written notice to the trustee, waive our compliance with provisions of the indenture or the debt securities with respect to such series. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

        The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

        This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

        The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

  •
  we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

  •
  any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series ("covenant defeasance").

        The conditions include:

  •
  depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

  •
  delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law

        The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law).

DESCRIPTION OF WARRANTS

General

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase shares of common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with shares of common stock, preferred stock and/or debt securities offered by any prospectus supplement and may be attached to or separate from those securities.

        While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The specific terms of any warrants may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those warrants, as well as for other reasons. Because the terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

        We will issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. We use the term "warrant agreement" to refer to any of these warrant agreements. We use the term "warrant agent" to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

        We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read any applicable prospectus supplement related to the warrants that we sell under this prospectus, as well as the complete warrant agreement that contain the terms of the warrants and defines your rights as a warrant holder.

        We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

  •
  the offering price and the aggregate number of warrants offered;

  •
  the currencies in which the warrants are being offered;

  •
  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

  •
  the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

  •
  the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

  •
  the terms of any rights to redeem or call the warrants;

  •
  the date on which the right to exercise the warrants begins and the date on which that right expires;

  •
  federal income tax consequences of holding or exercising the warrants; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

        Warrants for the purchase of debt securities will be in registered form only.

        If warrants for the purchase of shares of common stock or preferred stock are offered, the prospectus supplement will describe the following terms, to the extent applicable:

  •
  the offering price and the aggregate number of warrants offered;

  •
  the total number of shares that can be purchased if a holder of the warrants exercises them;

  •
  the number of warrants being offered with each share of common stock;

  •
  the date on and after which the holder of the warrants can transfer them separately from the related shares of common stock or preferred stock;

  •
  the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which those shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

  •
  the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

  •
  the date on which the right to exercise the warrants begins and the date on which that right expires;

  •
  federal income tax consequences of holding or exercising the warrants; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

        Warrants for the purchase of shares of common stock or preferred stock will be in registered form only.

        A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase shares of common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying shares of common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under "Warrant Adjustments" below.

Exercise of Warrants

        Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

        A holder of warrants may exercise them by following the general procedure outlined below:

  •
  deliver to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

  •
  properly complete and sign the reverse side of the warrant certificate representing the warrants; and

  •
  deliver the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

        If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities or shares of common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

        We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

        Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a warrant for shares of common stock or preferred stock will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

  •
  issue shares of common stock or preferred stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to all or substantially all holders of our common stock or preferred stock;

  •
  pay any cash to all or substantially all holders of our common stock or preferred stock, other than a cash dividend paid out of our current or retained earnings;

  •
  issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to all or substantially all holders of our common stock or preferred stock; or

  •
  issue common stock, preferred stock or additional shares or other securities or property to all or substantially all holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement;

then the holders of common stock warrants or preferred stock warrants will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of shares and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional shares and other securities and property.

        Except as stated above, the exercise price and number of securities covered by a warrant for shares of common stock or preferred stock, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

        Holders of common stock warrants or preferred stock warrants may have additional rights under the following circumstances:

  •
  certain reclassifications, capital reorganizations or changes of the common stock or preferred stock;

  •
  certain share exchanges, mergers, or similar transactions involving us that result in changes of the common stock or preferred stock; or

  •
  certain sales or dispositions to another entity of all or substantially all of our property and assets.

        If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive shares, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants or preferred stock warrants then-outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

 DESCRIPTION OF RIGHTS

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the rights that we may offer under this prospectus. We may issue rights to our stockholders to purchase shares of our common stock and/or any of the other securities offered hereby. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. Because the terms of any rights we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus. We will incorporate by reference into the registration statement of which this prospectus is a part the form of rights agreement that describes the terms of the series of rights we are offering before the issuance of the related series of rights. The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

  •
  the date for determining the persons entitled to participate in the rights distribution;

  •
  the exercise price for the rights;

  •
  the aggregate number or amount of underlying securities purchasable upon exercise of the rights;

  •
  the number of rights issued to each stockholder and the number of rights outstanding, if any;

  •
  the extent to which the rights are transferable;

  •
  the date on which the right to exercise the rights will commence and the date on which the right will expire;

  •
  the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities;

  •
  anti-dilution provisions of the rights, if any; and

  •
  any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

        Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

 DESCRIPTION OF UNITS

        We may issue units comprising two or more securities described in this prospectus in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

        Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see "Where You Can Find More Information."

        The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

  •
  the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  whether the units will be issued in fully registered or global form.

 PLAN OF DISTRIBUTION

        We may sell the securities from time to time, by a variety of methods, including the following:

  •
  on any national securities exchange or quotation service on which our securities may be listed at the time of sale, including the NASDAQ;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

  •
  through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  through underwriters, broker-dealers, agents, in privately negotiated transactions, or any combination of these methods;

  •
  through short sales;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  a combination of any of these methods; or

  •
  by any other method permitted pursuant to applicable law.

        The securities may be distributed from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

        If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

        Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum amount of underwriting compensation, including underwriting discounts and commissions, to be paid in connection with any offering of securities pursuant to this prospectus may not exceed 8% of the aggregate principal amount of securities offered. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

        The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

        We may engage in at-the-market offerings into an existing trading market in accordance with rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, or borrowed from us or others to settle those sales or to close out any related open borrowings of common stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of our common stock. In addition, we may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

 LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering and the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon by O'Melveny & Myers LLP.

EXPERTS

        The consolidated financial statements of Willdan Group, Inc. as of December 30, 2016 and January 1, 2016, and for each of the fiscal years in the two year period ended December 30, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 30, 2016 have been incorporated by reference herein in reliance on the reports of KPMG LLP ("KPMG"), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report on the consolidated financial statements refers to the adoption of FASB Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes during 2015.

        KPMG's report dated March 10, 2017, on the effectiveness of internal control over financial reporting as of December 30, 2016, contains an explanatory paragraph which states Willdan Group, Inc. acquired substantially all of the assets of Genesys Engineering P.C. ("Genesys") during 2016, and management excluded from its assessment of the effectiveness of Willdan Group, Inc.'s internal control over financial reporting as of December 30, 2016, Genesys' internal control over financial reporting associated with total assets of $12,927,000 and total revenues of $48,645,000 included in the consolidated financial statements of Willdan Group, Inc. and subsidiaries as of and for the year ended December 30, 2016. KPMG's audit of internal control over financial reporting of Willdan Group, Inc. also excluded an evaluation of the internal control over financial reporting of Genesys.

        The consolidated financial statements of Willdan Group, Inc. for the year ended January 2, 2015 appearing in Willdan Group, Inc.'s Annual Report on Form 10-K for the year ended December 30, 2016 filed with the SEC on March 10, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Integral Analytics, Inc. as of and for the year ended December 31, 2016 appearing in Willdan Group, Inc.'s Current Report on Form 8-K/A filed with the SEC on October 13, 2017 have been audited by Clark, Schaefer, Hackett & Co., independent registered accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

1,750,000 Shares

WILLDAN GROUP, INC.

Common Stock

Prospectus Supplement

Joint Book-Running Managers

Wedbush Securities	Roth Capital Partners

October 4, 2018